                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                 _____________________________________________

                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                                April 17, 1997

                                FMC CORPORATION
      -------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

          Delaware                        1-2376                 94-0479804
--------------------------------------------------------------------------------
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
     of incorporation)                                       Identification No.)

              200 East Randolph Drive, Chicago, Illinois    60601
--------------------------------------------------------------------------------
               (address of principal executive offices)   (Zip Code)

                                (312) 861-6000
          -----------------------------------------------------------
             (Registrant's telephone number, including area code)

Item 5.  Other Events
         ------------

On April 17, 1997, FMC Corporation issued the following release:

FMC REPORTS 1997 FIRST QUARTER RESULTS

     CHICAGO, April 17, 1997 -- FMC Corporation today reported first quarter sales of $1.3 billion, up 17 percent from $1.1 billion last year. After-tax income from continuing operations of $40 million compared with $57 million in last year's quarter. Earnings per share from continuing operations were $1.05 in the first quarter 1997 compared with $1.49 in the 1996 period. Sales and profits were in line with company expectations, given lower dividend income from its joint venture in Turkey and weakness in certain industrial chemicals markets.

          According to FMC Chairman and Chief Executive Officer Robert N. Burt:
     "We continue to focus on getting the payoff from the major investments and acquisitions we've made over the past several years, and had several positive signs this quarter that our growth efforts are taking hold. For example, the EPA registered our new Authority herbicide in February, and we are encouraged by the strong operating performance and backlogs in our machinery businesses. As we've previously announced, we continue to expect record 1997 sales and profits."

                                     -more-

Page 2/FMC Reports First Quarter Earnings

     Burt also announced that based on current market conditions, FMC will begin a stock repurchase, since he believes "that FMC stock is significantly undervalued." The company will use the repurchased stock to cover stock options that may be exercised during the year.

REVIEW OF OPERATIONS

     Industrial Chemicals sales of $236 million decreased 3 percent from $242 million in the first quarter of 1996. Earnings (net of minority interest) were $35 million compared with $38 million in the year-ago period. Soda ash profits were down from the first quarter of 1996, reflecting pressure from continuing low caustic soda prices, partially offset by higher volumes from FMC's new capacity. Hydrogen peroxide volumes and prices declined from first quarter 1996 given continuing weakness in the pulp and paper market and resulting competitive market conditions. Phosphorus profits were up from last year's quarter.

     Performance Chemicals sales were $297 million, down 2 percent from $304 million in 1996, and profits of $30 million were down from $39 million last year. Agricultural products sales were down in 1997 due to unusually high early purchases of products in the 1996 first quarter. Profits declined, reflecting lower sales and higher pre-launch costs associated with Authority. At the new Authority plant, major corrosion problems have been resolved, and production rates continue to improve.

Page 3/FMC Reports First Quarter Earnings

     Carfentrazone-ethyl, FMC's second new herbicide, is approved by the EPA for reduced risk assessment, which will shorten the time required for registration. In the specialty chemicals area, food ingredients profits increased due to lower-cost product introductions and moderating seaweed costs. Lithium profits also were ahead of last year, when weather-related manufacturing difficulties slowed production.

     Machinery and Equipment sales of $467 million increased 45 percent from $323 million in 1996. Profits of $17 million were up from $14 million in last year's quarter. Sales increases in food machinery reflect the addition of Frigoscandia, which was acquired at the end of the 1996 second quarter. Sales of energy equipment increased due to higher shipments to Statoil, Norway's state-owned oil company. Profits improved on the strength of sales increases, offset somewhat by industry mix. Machinery and Equipment backlog at the end of the first quarter 1997 was $982 million, up from $923 million at year-end 1996, reflecting continued strong energy and food machinery markets.

     Defense Systems sales of $288 million were up 23 percent from the first quarter of 1996. Operating profits (net of minority interest) of $31 million declined from $37 million last year, reflecting a significantly lower dividend from the company's joint venture in Turkey. Absent the dividend comparison, operating profits improved consistent with sales increases. Defense backlog was $1.5 billion at the end of the first quarter, down 4 percent from year-end 1996.

Page 4/FMC Reports First Quarter Earnings

     Net interest expense increased to $30 million from $23 million in the first quarter last year, reflecting higher debt levels associated with recent acquisitions and capital expenditures. Corporate expenses were $23 million, essentially even with last year.

     FMC Corporation is one of the world's leading producers of chemicals and machinery for industry, government and agriculture. The Chicago-based company reported annual sales of $5 billion in 1996, with international sales to more than 100 countries accounting for 48 percent of total annual revenues. FMC employs 22,000 people at 117 manufacturing facilities and mines in 28 countries. The company divides its businesses into four major segments:
Industrial Chemicals, Performance Chemicals, Machinery and Equipment, and Defense Systems.

                                    #  #  #

Safe Harbor Statement under the Private Securities Litigation Act of 1995:
Statements in this news release that are forward-looking statements are subject to various risks and uncertainties including but not limited to economic conditions, product demand and industry capacity, competitive products and pricing, manufacturing efficiencies, new product development, availability and price of raw materials and critical manufacturing equipment, new plant startups, the regulatory and trade environment and other risks indicated in the corporation's 10-K report and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. The corporation does not intend to update this information and disclaims any legal liability to the contrary.

                 FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
                 ---------------------------------------------
                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------
             (Unaudited and in millions, except per share amounts)


                                                    Three Months
                                                   Ended March 31
                                              --------------------------
                                                1997              1996
                                              --------          --------
Sales                                         $1,280.4          $1,094.3
Other revenue                                     17.3              38.8
                                              --------          --------

Total revenue                                  1,297.7           1,133.1

Operating costs and expenses                   1,192.2           1,007.0
                                              --------          --------

                                                 105.5             126.1

Minority interests                                19.1              23.5
Net interest expense                              30.1              22.6
                                              --------          --------
Income from continuing operations
  before income taxes                             56.3              80.0

Provision for income taxes                        16.4              23.2
                                              --------          --------
Income from continuing operations                 39.9              56.8
                                              --------          --------

Discontinued operation, net of taxes               --               (1.6)
                                              --------          --------
Net income                                    $   39.9          $   55.2
                                              ========          ========

Earnings (loss) per common share:
  Continuing operations                       $   1.05          $   1.49
  Discontinued operation                           --              (0.04)
                                              --------          --------
  Net income                                  $   1.05          $   1.45
                                              ========          ========
Average number of shares used in
 earnings per share computations                  38.1              38.0
                                              ========          ========

Note: Prior period amounts have been reclassified to present the Precious Metals segment as a discontinued operation.

                 FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
                 ---------------------------------------------
                             INDUSTRY SEGMENT DATA
                             ---------------------
                          (Unaudited and in millions)



                                             Three Months
                                            Ended March 31
                                         --------------------
                                           1997        1996
                                         --------    --------
Sales
-----

Industrial Chemicals                     $  235.5    $  241.9

Performance Chemicals                       297.4       304.1

Machinery and Equipment                     467.0       322.9

Defense Systems                             287.5       233.1

Eliminations                                 (7.0)       (7.7)
                                         --------    --------

                                         $1,280.4    $1,094.3
                                         ========    ========



Income from continuing operations
---------------------------------
before income taxes
-------------------

Industrial Chemicals                     $   35.2    $   38.4
Performance Chemicals                        29.9        38.9
Machinery and Equipment                      16.5        13.5
Defense Systems                              31.0        36.9
                                         --------    --------
Operating profit from continuing
     operations                             112.6       127.7

Corporate                                   (23.3)      (23.5)
Net interest expense                        (30.1)      (22.6)
Other income and (expense), net              (2.9)       (1.6)
                                         --------    --------
Income from continuing operations
     before income taxes                 $   56.3    $   80.0
                                         ========    ========

Note: Prior period amounts have been reclassified to present the Precious Metals segment as a discontinued operation.